ACCO Brands Announces Relocation of Operations and Closure of East Texas, Pa. Facility

LINCOLNSHIRE, Ill., June 6, 2012 /PRNewswire/ -- ACCO Brands Corporation (NYSE: ACCO), a world leader in branded office and consumer products, today announced that it will close its manufacturing and distribution facility in East Texas, Pa. Business operations currently located in East Texas, including manufacturing and distribution of Day-Timer® planners and organizers, will relocate to other ACCO Brands facilities in Sidney, N.Y.; Kettering, Ohio; and Lincolnshire, Ill. The transition is expected to begin in September 2012 and be complete during the first half of 2013.

Employees of ACCO Brands in East Texas were notified of the pending closure today. The facility employs approximately 300 people. Its primary business is the sales, marketing, manufacturing and distribution of Day-Timer® planning products.

"This was a difficult decision for us," said Thomas W. Tedford, executive vice president of ACCO Brands and president, U.S. Office and Consumer Products. "Our East Texas employees have been loyal and productive contributors to our success for many years. Nevertheless, our recent merger with the Mead Consumer & Office Products business has created a significant overlap in our Dated Goods business, and the best option for our company in the long term is to co-locate these businesses in a much larger facility in Sidney, N.Y."

Severance will be made available to all eligible full-time employees, along with outplacement and other employee assistance programs. In addition, some employees will be eligible for relocation to other ACCO Brands facilities.

The Day-Timer® line of planners will continue to be one of ACCO Brands' most brand-recognized products. Manufacturing and distribution will be centered in Sidney and the support functions based in Sidney, Kettering and Lincolnshire.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest suppliers of branded office and consumer products and print finishing solutions. Our widely recognized brands include AT-A-GLANCE®, Day-Timer®, Five Star®, GBC®, Hilroy®, Kensington®, Marbig, Mead®, NOBO, Quartet®, Rexel, Swingline®, Tilibra®, Wilson Jones® and many others. We design, market and sell products in more than 100 countries around the world. More information about ACCO Brands can be found at www.accobrands.com.

CONTACT: Rich Nelson, Media Relations, +1-847-484-3030; Jennifer Rice, Investor Relations,+1-847-484-3020